EXHIBIT NO. 10.2


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10.14  Subsequent  Registration.  The parties  acknowledge  that the Corporation
Common Stock to be received by the Seller will not initially be registered with the Securities and Exchange Commission ("SEC") or any state agency and therefore is restricted as to transfer. The Corporation will, no sooner than six months after the Closing, register such shares of Corporation Common Stock so as to be freely transferable by the Seller.